Exhibit 99.1
Dear Mr. Gold and Mr. McConnell:
The iPass Board of Directors has asked me to reply to your letter dated August 14, 2006.
The iPass Board of Directors is committed to creating value for shareholders. The Board is aware of Shamrock’s concerns and recommendations, and it continues to consider them, as it considers input from all shareholders. The Board has a rigorous process to consider actions that might improve the Company and create value for all our shareholders. We have evaluated your suggestions carefully and believe the Company’s plan — rather than the alternatives you’ve suggested — are in the best interest of our shareholders.
The Board believes management’s strategic plan will deliver superior operating margins while generating top-line growth, despite the erosion of our legacy dial business. Under this plan, management is systematically taking out costs by re-engineering the business and completing the integration of GoRemote. At the same time, we are better positioning our broadband, software and service businesses to capitalize on their significant opportunities for profitable growth.
Following your June 16, 2006 presentation to a group that included independent Directors, and reflecting on comments we heard in earlier meetings with other shareholders, the Board has taken steps to enhance our corporate governance and transparency. We announced the first of these enhancements during management’s August 8, 2006 news release and investor call. The Board is committed to a process of examining additional steps to improve governance and further align our incentive compensation plans with shareholder interests. Further, the independent Directors will continue to evaluate our mix of people to ensure that we have the best possible skills and capabilities on our Board and in management to drive iPass through its next stages of development and value creation.
The iPass Board continues to welcome any additional concerns or new ideas that you or any other shareholder may wish to bring to our attention. Since your August 14 letter rests primarily on the information you presented on June 16, another meeting would not appear to be necessary and could distract management from its focus on running the business during this important transition. Nonetheless, we encourage you to continue to communicate any concerns or ideas to me, to our corporate secretary or to any member of the Board or our investor relations team. Any correspondence from you or other shareholders will promptly be communicated to the entire Board for consideration, and we will work toward addressing such concerns as appropriate.
We know that, as we continue to transition from dial revenues to a business based on broadband, software and services, we must move skillfully and with fiscal discipline. This is what we have been doing and, as a result of our strategies, iPass has emerged as the global leader in the broadband market. We invite you to continue to track our progress as we focus our attention on the efforts to replace our dial revenues, grow our profits and deliver superior returns for our shareholders.
Thank you,
/s/ Ken Denman
Ken Denman
Chairman and CEO
cc: John D. Beletic, A. Gary Ames, Arthur C. Paterson, Olof Pripp, Allan R. Spies, Peter Bodine, Bruce Posey